                                                                  PRESS RELEASE

          OAK TECHNOLOGY ANNOUNCES RESIGNATION OF CFO SIDNEY S. FAULKNER


SUNNYVALE, Ca. (7/28/98) --- Oak Technology (NASDAQ: OAKT), a provider of high-performance semiconductors for the optical storage, consumer electronics and digital office equipment markets, today announced that Sidney S. Faulkner, its Chief Financial Officer, has resigned to pursue personal interests. Mr. Faulkner joined the company in 1991 as Corporate Controller and was named Chief Financial Officer in 1993.

"Sid leaves us with a very strong financial and administrative organization and we wish him the very best in the future," stated Richard Black, president of Oak Technology. The Company announced that Mr. Ron Wilderink, VP Corporate Controller, will assume the role of acting Chief Financial Officer.

ABOUT OAK TECHNOLOGY

              Founded in 1987, Oak Technology, Inc. designs, develops and markets high-performance semiconductors and related software to original equipment manufacturers worldwide who serve the optical storage, consumer electronics, and digital office equipment markets. Oak has subsidiaries in Japan (Oak Technology K.K.); Taiwan (Oak Technology, Taiwan); Andover, Mass. (Pixel Magic, Inc.); and Bristol, England (Oak Technology Limited). Additional information about Oak Technology and its products can be found on the World Wide Web at www.oaktech.com.

              Oak Technology and the Oak logo are registered trademarks of Oak Technology, Inc. Pixel Magic is a trademark of Oak Technology. All other product names or company names are mentioned for identification purposes only, and may be trademarks of their respective owners.